EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


         COMPANY NAME                                   STATE OF INCORPORATION


Einstein Computer Corporation                                    Florida

Legal Club.com, Inc. (f/k/a And Justice for All)                 Florida

Legal Club Financial Corp.                                       Florida

National Association of Networked Attorneys, Inc.                Florida